Exhibit 99.1

DocGo Announces $90 Million Line of Credit with Citibank, N.A.

Available funds to be used for opportunistic M&A and working capital as needed

NEW YORK (Nov. 2, 2022) – (Business Wire) – DocGo (Nasdaq: DCGO), a leading provider of last-mile mobile health services, today announced that it has entered into a $90 million secured line of credit (LOC) with Citibank, N.A. as the Administrative Agent. The LOC, which also includes a $50 million accordion option, carries a five-year term.

Andre Oberholzer, chief financial officer of DocGo, commented, “We are seeing many compelling opportunities in the market to further expand our mobile health solution or enter into new territories. We have a very strong balance sheet and positive cash flow to fund our operations. The additional funds available to us through this Line of Credit will be used to support opportunistic M&A that strengthens and enhances our leadership position as the provider of choice for ‘last mile’ mobile health services.”

About DocGo

DocGo is a leading provider of last-mile mobile care services. DocGo is disrupting the traditional four-wall healthcare system by providing high quality, highly affordable care to patients where and when they need it. DocGo’s innovative technology and dedicated field staff of certified health professionals elevate the quality of patient care and drive business efficiencies for facilities, hospital networks, and health insurance providers. With Mobile Health, DocGo empowers the full promise and potential of telehealth by facilitating healthcare treatment, in tandem with a remote physician, in the comfort of a patient’s home or workplace. Together with DocGo’s integrated Ambulnz medical transport services, DocGo is bridging the gap between physical and virtual care. For more information, please visit www.docgo.com.

Media Contact:

Malory Van Guilder

Skyya PR for DocGo

malory@skyya.com

651-335-0585

Investor Contacts:

Mike Cole

DocGo

949-444-1341

mike.cole@docgo.com

ir@docgo.com

Steve Halper

LifeSci Advisors

646-876-6455

shalper@lifesciadvisors.com

ir@docgo.com